Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations Delivered 11:52 AM 04/20/2007
FILED 11:52 AM 04/20/2007
SRV 070458767 - 3756134 FMK

CERTIFICATE OF MERGER

OF

KAR ACQUISITION, INC.

WITH AND INTO

ADESA, INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), ADESA, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are:

NAME	STATE OF INCORPORATION
ADESA, Inc.	Delaware

KAR Acquisition, Inc.	Delaware

SECOND: The Agreement and Plan of Merger dated as of December 22, 2006 (the “Merger Agreement”) by and among the Corporation, KAR Holdings II, LLC, a Delaware limited liability company, KAR Holdings, Inc., a Delaware corporation, and KAR Acquisition, Inc., a Delaware corporation (“Merger Sub”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: In accordance with the Merger Agreement, Merger Sub will merge with and into the Corporation. Following the merger, the Corporation will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub will cease. The name of the Surviving Corporation is ADESA, Inc.

FOURTH: At and from the effective time of the merger, the Certificate of Incorporation of the Surviving Corporation shall be as amended and restated in the form attached hereto as Exhibit A.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 13085 Hamilton Crossing Blvd., Carmel, Indiana, 46032.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger, and the merger provided for herein, shall become effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned, a duly authorized officer of the Corporation, on behalf of the Corporation as of this 20th day of April, 2007.

ADESA, INC.

By	/s/ George J. Lawrence
George J. Lawrence
Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADESA, INC.

FIRST: The name of the Corporation is ADESA, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board, as the By-Laws of the Corporation may provide.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.